Exhibit 99.1

Seneca Foods Reports Strong Earnings of $18.6 million or $1.52 per
Diluted Share for the Third Quarter of Fiscal 2010

Marion, NY, February 1, 2010 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) is pleased to report that for the quarter ended December 26, 2009, net earnings were $18.6 million, or $1.52 per diluted share, versus $13.8 million or $1.13 per diluted share in the quarter ended December 27, 2008.  Excluding a non-cash after-tax LIFO charge of $2.6 million and $11.3 million, net earnings per diluted share were $1.73 and $2.05 during the quarters ended December 26, 2009 and December 27, 2008, respectively. Sales decreased 3.5% to $447.0 million compared to the third quarter of fiscal 2009.  The decrease in sales is attributable to sales volume reduction of $19.0 million partially offset by increased selling prices/improved sales mix of $2.7 million.

"We continue to be pleased by the strong earnings performance in the third quarter.  While our sales were lower, predominately due to reduced sales to the U.S. Department of Agriculture (USDA), we continue to witness strength in private label and we believe consumers continue to find strong appeal in the value and nutritional benefits of canned vegetables and fruits. The decline in our USDA business was by choice as we were unwilling to sacrifice margins to win some of this business this year.  Excluding sales to the USDA, our top-line would have been up by $12.2 million for the third quarter despite heavy promotional activity by the leading competitive brands", said Kraig H. Kayser, President and CEO.

Net earnings for the nine months ended December 26, 2009 increased to $42.1 million, or $3.44 per diluted share, compared to $16.1 million or $1.32 per diluted share in the prior year.  Excluding a non-cash after-tax LIFO charge of $8.7 million and $27.2 million, net earnings per diluted share were $4.16 and $3.54 during the nine months periods ended December 26, 2009 and December 27, 2008, respectively. Net sales for the nine months ended December 26, 2009 increased from last year by $5.3 million, or 0.5%, to $1,000.8 million.  The increase in sales is attributable to increased selling prices/improved sales mix of $48.3 million partially offset by a sales volume reduction of $43.0 million. Pre-tax results for the nine months ended December 27, 2008 included a $0.2 million gain on the sale of unused equipment and a $0.9 million plant restructuring charge primarily related to a Voluntary Workforce Reduction Program at our plant in Modesto, California.

Earnings Conference Call and Webcast
The Company will host a conference call to discuss third quarter fiscal 2010 financial results tomorrow at 1:00 PM EST.  The conference call can be accessed live over the phone by dialing (866) 261-3331 (conference ID 1419212). If you are unable to listen to the live conference call, a replay will be available on Wednesday, February 3, 2010, please visit www.senecafoods.com and click on "Company Profile" and then "Investor Information". This replay will be available for one week.

About Seneca Foods Corporation
Seneca Foods is one of the country’s largest processors of canned fruits and vegetables with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s, Aunt Nellie’s Farm Kitchen, Stokely’s, READ, and Seneca labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, LLC, a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, LLC under the Green Giant label. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.

Non-GAAP Financial Measures—Net Earnings Excluding LIFO Impact, EBITDA and FIFO EBITDA
Net earnings excluding LIFO, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO and to periods prior to 2008 when the company did not use LIFO and enhances the understanding of the company’s operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net earnings and reported diluted earnings per share to net earnings excluding LIFO and diluted earnings per share excluding LIFO.

	Quarter Ended
	December 26, 2009		December 27, 2008
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$18.6	$1.52	$13.8	$1.13

LIFO charge, after tax at statutory federal rate	$2.6	$0.21	$11.3	$0.92

Net earnings, excluding LIFO impact	$21.2	$1.73	$25.1	$2.05

Diluted weighted average common shares outstanding (in thousands)		10,717		7,654

	Nine Months Ended
	December 26, 2009		December 27, 2008
	Income	Diluted	Income	Diluted
	(in millions)	EPS	(in millions)	EPS

Net earnings, as reported:	$42.1	$3.44	$16.1	$1.32

LIFO charge, after tax at statutory federal rate	$8.7	$0.72	$27.2	$2.22

Net earnings, excluding LIFO impact	$50.8	$4.16	$43.3	$3.54

Diluted weighted average common shares outstanding (in thousands)		9,693		7,657

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
	Nine Months Ended
EBITDA and FIFO EBITDA:	December 26, 2009	December 27, 2008
	(In thousands)
Net earnings	$42,117	$16,124
Income taxes	24,731	11,731
Interest expense, net of interest income	7,189	11,058
Depreciation and amortization	16,413	16,467
Interest amortization	(445)	(477)
EBITDA	90,005	54,903
LIFO charge	13,396	41,892
FIFO EBITDA	$103,401	$96,795

Forward-Looking Information
The information contained in this report contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this report and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters, including (i) the Company’s anticipated needs for, and the availability of, cash, (ii) the Company’s liquidity and financing plans, (iii) the Company’s ability to successfully integrate acquisitions into its operations, (iv) trends affecting the Company’s financial condition or results of operations, including anticipated sales price levels and anticipated expense levels, in particular higher production, fuel and transportation costs, (v) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, and (vi) the impact of competition.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

•	general economic and business conditions;
•	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
•	transportation costs;
•	climate and weather affecting growing conditions and crop yields;
•	leverage and the Company’s ability to service and reduce its debt;
•	foreign currency exchange and interest rate fluctuations;
•	effectiveness of the Company’s marketing and trade promotion programs;
•	changing consumer preferences;
•	competition;
•	product liability claims;
•	the loss of significant customers or a substantial reduction in orders from these customers;
•	changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental and health and safety regulations; and
•	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:
Roland E. Breunig, Chief Financial Officer
608-757-6000

ICR, Inc.
Don Duffy
203-682-8200

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Periods Ended December 26, 2009 and December 27, 2008
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	2009	2008	2009	2008

Net sales	$447,027	$463,322	$1,000,760	$995,453

Plant restructuring expense (note 3)	$-	$901	$-	$901

Other operating income (expense), net (note 4)	$26	$(49)	$57	$234

Operating income (note 1 and 2)	$32,422	$27,571	$74,037	$38,913
Interest expense, net	2,006	3,695	7,189	11,058
Earnings before income taxes	$30,416	$23,876	$66,848	$27,855

Income taxes expense	11,810	10,040	24,731	11,731

Net earnings	$18,606	$13,836	$42,117	$16,124

Earnings applicable to common stock (note 5)	$16,306	$8,636	$33,361	$10,059

Basic earnings per share	$1.53	$1.14	$3.47	$1.33

Diluted earnings per share	$1.52	$1.13	$3.44	$1.32

Weighted average shares outstanding basic	10,648,014	7,587,224	9,623,902	7,589,968

Weighted average shares outstanding diluted	10,717,635	7,654,954	9,693,523	7,657,698

Note 1: The effect of the LIFO inventory valuation method on third quarter pre-tax results was to reduce operating earnings by $3,967,000 and $17,320,000, for the three month periods ended December 26, 2009 and December 27, 2008, respectively.
Note 2: The effect of the LIFO inventory valuation method on year-to-date pre-tax results was to reduce operating earnings by $13,396,000 and $41,892,000, for the nine month periods ended December 26, 2009 and December 27, 2008, respectively.
Note 3: Plant restructuring expense in the prior year quarter and year-to-date periods of $901,000 is a charge primarily related to a Voluntary
             Workforce Reduction Program at our plant in Modesto, California.

Note 4: Other operating income principally represents net gains (losses) on the sale of unused fixed assets.
Note 5: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 12,145,068 as of
December 26, 2009.

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